SUBSIDIARIES OF THE COMPANY
                               U.S. SUBSIDIARIES

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Name                        Incorporated In     Doing Business As
SRC International, Inc          Illinois        SRC International, Inc.
Vac-U-Lift production Company   Texas           Vac-U-Lift production Company
Century Clocks, Inc             Nevada          Century Clocks, Inc.
Elite Fitness Systems, Inc.     Nevada          Elite Fitness Systems, Inc.
Kristi & Co, Inc.               Nevada          Kristi & Co, Inc.
Nutek Oil Inc.                  Texas           Nutek Oil Inc.

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